Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Monday, April 30, 2018

TFS FINANCIAL QUARTERLY EARNINGS REFLECT SURGING HOUSING MARKET

(Cleveland, OH - April 30, 2018) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2018.
The Company reported net income of $23.3 million for the three months ended March 31, 2018, compared to net income of $23.5 million for the three months ended March 31, 2017, and net income of $42.9 million for the six months ended March 31, 2018, compared to net income of $43.1 million for the six months ended March 31, 2017. While the results were similar, higher net interest income and a lower effective tax rate helped offset an increase in non-interest expenses for the current six month period when compared to the same period last year.

"As we celebrate our 80th anniversary year, the housing market is healthier than it has been in a decade.” said Marc A. Stefanski, Chairman and CEO. "Consumer confidence is higher than ever and home buyers are buying homes before they sell their current homes.  This has helped Third Federal home purchase mortgage applications increase 31% year over year which makes us optimistic about the home purchase season. The surging housing market has also increased home values across many of our lending markets. Borrowers are taking advantage of this increase in home equity and, as a result, our home equity line of credit applications have increased 16% year over year."
Net interest income was $141.7 million for the six months ended March 31, 2018 and $138.5 million for the six months ended March 31, 2017, as $18.1 million of additional interest income in the current period more than offset $14.9 million of additional interest expense. Interest income was higher, due to a combination of a $672.3 million increase in the average balance of interest-earning assets, mainly loans, and a higher weighted average yield earned on those assets. Recent market interest rate increases have impacted both loan yields, particularly home equity lending products that feature interest rates that reset based on the prime rate, as well as funding costs. The average cost of interest-bearing liabilities was also higher in the current year as a result of the use of longer duration funding sources that carried higher costs. Similar trends were observed in the three month periods as well, as net interest income was $71.7 million for the three months ended March 31, 2018 and $70.3 million for the three months ended March 31, 2017. The interest rate spread for the six months ended March 31, 2018 was 1.97%, compared to 2.05% for the prior year period. The interest rate spread was 1.98% for the three months ended March 31, 2018 and 2.06% for the three months ended March 31, 2017. The net interest margin for the six months ended March 31, 2018 was 2.11%, as compared to 2.17% for the six months ended March 31, 2017. The net interest margin for the three months ended March 31, 2018 was 2.13%, compared to 2.18% for the three months ended March 31, 2017.
The provision for loan losses was a credit of $4.0 million for the three months ended March 31, 2018 compared to a credit of $6.0 million for the three months ended March 31, 2017. The provision for loan losses was a credit of $7.0 million for the six months ended March 31, 2018 compared to a credit of $6.0 million for the six months ended March 31, 2017. Continued strong recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credit. Gross loan charge-offs were $4.7 million for the six months ended March 31, 2018 and $6.3 million for the six months ended March 31, 2017, while loan recoveries were $5.9 million in the current year period and $7.3 million in the prior year period. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $1.2 million for the six months ended March 31, 2018, and $1.0 million for the six months ended March 31, 2017. In recent years, a large portion of the overall allowance has been allocated to the home equity loans and lines of credit category to address exposure from customers whose lines of credit were originated without amortizing payments during the draw period and who could face potential increased payment shock at the end of the draw period. In general, home equity lines of credit originated prior to June 2010 were characterized by a ten-year draw period, with interest only payments, followed by a ten-year repayment period. However, a large number of those lines of credit approaching the end of draw period have been paid off or refinanced without significant loss. The principal balance of home equity lines of credit originated prior to 2010 without amortizing payments during the draw period that are coming to the end of the draw period through fiscal 2020 was $306.5 million at March 31, 2018, compared to $396.1 million at December 31, 2017, $484.8 at September 30, 2017 and $687.0 million at March 31, 2017. As this exposure decreases without incurring significant loss, the portion of the overall allowance allocated to the home equity loans and lines of credit category has correspondingly decreased. Generally, equity lines of credit originated after June 2010 require an amortizing payment during the draw period and do not face the same end-of-draw increased payment shock risk. The allowance for loan losses was $43.1 million, or 0.34% of total loans receivable, at March 31, 2018, compared to $48.9 million, or 0.39% of total loans receivable, at September 30, 2017 and $56.8 million, or 0.47% of total loans receivable, at March 31, 2017.

Non-accrual loans decreased $0.9 million to $78.2 million, or 0.61% of total loans, at March 31, 2018 from $79.1 million, or 0.63% of total loans, at September 30, 2017.
Total loan delinquencies decreased $2.4 million to $42.4 million, or 0.33% of total loans receivable, at March 31, 2018 from $44.8 million, or 0.36% of total loans receivable, at September 30, 2017. The real estate owned portfolio decreased $1.8 million, or 32.6%, to $3.7 million at March 31, 2018 from $5.5 million at September 30, 2017.
Total troubled debt restructurings decreased $0.3 million, to $161.7 million at March 31, 2018, from $162.0 million at September 30, 2017. Of the $161.7 million of troubled debt restructurings recorded at March 31, 2018, $83.2 million was in the residential core portfolio, $36.0 million was in the home equity loans and lines of credit portfolio and $42.5 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $59.6 million at March 31, 2018 and $58.9 million at September 30, 2017.
Total non-interest expenses increased $4.9 million to $95.5 million for the six months ended March 31, 2018 from $90.6 million for the six months ended March 31, 2017. The increase consisted mainly of a combination of a $1.7 million increase in marketing services, a $1.4 million increase in office property, equipment and software and a $1.1 million increase in salaries and employee benefits, which occurred mainly in the current three-month period as a result of stock-based compensation awarded in January, 2018.
Total income tax expense decreased by $4.8 million, to $7.3 million, for the three months ended March 31, 2018, from $12.1 million for the three months ended March 31, 2017. The decrease in the expense was caused mainly by the reduction in the maximum corporate income tax rate as a result of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. As a September 30 fiscal year end entity, the Company is required to use a blended maximum rate for its entire September 30, 2018 fiscal year, which would be approximately 24.5%. Total income tax expense for the six months ended March 31, 2018 also includes approximately $4.6 million of additional income tax expense as the Company revalued its net deferred tax assets as of December 31, 2017 as a result of the tax rate reduction. The revaluation of the net deferred tax assets is subject to adjustment in future periods.
Total assets increased by $263.5 million, or 2%, to $13.96 billion at March 31, 2018 from $13.69 billion at September 30, 2017. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments.
The combination of loans held for investment, net and mortgage loans held for sale increased $263.7 million, or 2%, to $12.68 billion at March 31, 2018 from $12.42 billion at September 30, 2017. Residential core mortgage loans, including those held for sale, increased $127.3 million during the six months ended March 31, 2018, and the home equity loans and lines of credit portfolio increased $138.4 million. Total first mortgage loan originations were $1.0 billion for the six months ended March 31, 2018, of which 48% were adjustable rate mortgages and 14% were fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $721.8 million for the six months ended March 31, 2018 and $442.6 million for the six months ended March 31, 2017. During the six months ended March 31, 2018, $62.6 million of fixed-rate loans were sold resulting in a net gain of $0.5 million. During the six months ended March 31, 2017, $146.1 million of fixed-rate loans were sold resulting in a net gain of $1.2 million.
Deposits increased $198.8 million, or 2%, to $8.35 billion at March 31, 2018 from $8.15 billion at September 30, 2017. The increase in deposits was the result of a $299.4 million increase in our certificates of deposit ("CDs"), a $92.1 million decrease in our savings accounts and a $9.4 million decrease in our checking accounts for the six months ended March 31, 2018. Total deposits include $686.7 million and $620.7 million of brokered CDs at March 31, 2018 and September 30, 2017, respectively.
Borrowed funds, all from the FHLB, increased $45.7 million, to $3.72 billion at March 31, 2018 from $3.67 billion at September 30, 2017, as a combination of loan growth, share repurchases and dividends led to increased funding demands. This increase reflects a combination of an additional $100.0 million of 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts and an additional $59.0 million of overnight advances, partially offset by other principal repayments. Overnight advances represent $1.17 billion of the total FHLB advances at March 31, 2018.
Total shareholders' equity increased $39.8 million to $1.73 billion at March 31, 2018 from $1.69 billion at September 30, 2017. Activity reflects $42.9 million of net income in the current fiscal year, reduced by $13.0 million of repurchases of outstanding common stock and two quarterly dividends totaling $16.9 million, and was further impacted by a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive income. During the six months ended March 31, 2018, other comprehensive income increased by $22.1 million which was mainly the result of the favorable impact to our interest rate swaps from rising market interest rates. During the three months ended March 31, 2018, a total of 366,000 shares of our common stock were repurchased at an average cost of $15.01 per share. A total of 858,000 shares were repurchased at an average cost of $15.19 per share during the six months ended March 31, 2018. At March 31, 2018, there were 6,892,890 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.17 per share during each of the first two fiscal quarters. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 19, 2017 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $0.68 per share of possible dividends to be declared on the Company's common stock, including $0.17 during the quarter ending June 30, 2018. The MHC has conducted the member vote to approve the dividend waiver each of the past four years under Federal Reserve regulations and for each of those four years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”), subject to transitional provisions extending through the end of 2018. The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At March 31, 2018 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.63%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.65% and its total capital ratio was 20.23%. Additionally, the Company's Tier 1 leverage ratio was 12.24%, its Common Equity Tier 1 and Tier 1 ratios were each 22.57% and its total capital ratio was 23.14%. The Association's current capital ratios reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2017. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
David S. Huffman, the Chief Financial Officer (CFO) of the Company, has announced his retirement effective September 30, 2018. Paul J. Huml will assume the role of CFO on the date of Mr. Huffman’s retirement. Mr. Huffman has served as CFO since 2000 and has been with the company since 1993. “Dave has been an integral part of our success during his 25 years at Third Federal, including the last 18 as our Chief Financial Officer,” said Chairman and CEO Marc A. Stefanski. “His leadership has helped guide us through our Initial Public Offering in 2007 and many successful years of strong earnings and growth. On behalf of our board, our management team and our associates, I thank him and wish him the best in his retirement.  Because of Paul’s wide range of experience in finance and time on the executive management team, he is well-positioned for the role of Chief Financial Officer.”  Mr. Huml, a CPA in the state of Ohio, has been with the Company since 1998 and he currently serves as Chief Accounting Officer of the Company.
Presentation slides as of March 31, 2018 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning May 1, 2018. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrates its 80th anniversary in May, 2018. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2018, the Company’s assets totaled $13.96 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	changes in accounting and tax estimates;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2018	September 30, 2017
ASSETS
Cash and due from banks	$33,822	$35,243
Interest-earning cash equivalents	237,267	232,975
Cash and cash equivalents	271,089	268,218
Investment securities available for sale (amortized cost $558,225 and $541,964, respectively)	545,001	537,479
Mortgage loans held for sale, at lower of cost or market ($469 and $0 measured at fair value, respectively)	469	351
Loans held for investment, net:
Mortgage loans	12,688,172	12,434,339
Other loans	2,812	3,050
Deferred loan expenses, net	35,023	30,865
Allowance for loan losses	(43,106)	(48,948)
Loans, net	12,682,901	12,419,306
Mortgage loan servicing assets, net	8,034	8,375
Federal Home Loan Bank stock, at cost	93,544	89,990
Real estate owned	3,668	5,521
Premises, equipment, and software, net	63,651	60,875
Accrued interest receivable	36,439	35,479
Bank owned life insurance contracts	208,935	205,883
Other assets	42,297	61,086
TOTAL ASSETS	$13,956,028	$13,692,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,350,422	$8,151,625
Borrowed funds	3,717,064	3,671,377
Borrowers’ advances for insurance and taxes	88,158	100,446
Principal, interest, and related escrow owed on loans serviced	31,922	35,766
Accrued expenses and other liabilities	38,667	43,390
Total liabilities	12,226,233	12,002,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,644,630 and 281,291,750 outstanding at March 31, 2018 and September 30, 2017, respectively	3,323	3,323
Paid-in capital	1,723,254	1,722,672
Treasury stock, at cost; 51,674,120 and 51,027,000 shares at March 31, 2018 and September 30, 2017, respectively	(746,645)	(735,530)
Unallocated ESOP shares	(50,917)	(53,084)
Retained earnings—substantially restricted	786,167	760,070
Accumulated other comprehensive income (loss)	14,613	(7,492)
Total shareholders’ equity	1,729,795	1,689,959
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,956,028	$13,692,563

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2018	2017	2018	2017
INTEREST INCOME:
Loans, including fees	$105,239	$97,676	$207,865	$193,056
Investment securities available for sale	2,759	2,198	5,348	4,051
Other interest and dividend earning assets	2,182	1,209	4,196	2,190
Total interest and dividend income	110,180	101,083	217,409	199,297
INTEREST EXPENSE:
Deposits	23,630	21,320	46,624	43,377
Borrowed funds	14,852	9,477	29,099	17,404
Total interest expense	38,482	30,797	75,723	60,781
NET INTEREST INCOME	71,698	70,286	141,686	138,516
PROVISION (CREDIT) FOR LOAN LOSSES	(4,000)	(6,000)	(7,000)	(6,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	75,698	76,286	148,686	144,516
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,799	1,673	3,559	3,449
Net gain on the sale of loans	65	330	543	1,213
Increase in and death benefits from bank owned life insurance contracts	1,509	1,559	3,063	3,163
Other	1,243	990	2,295	2,095
Total non-interest income	4,616	4,552	9,460	9,920
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,057	24,475	49,310	48,230
Marketing services	6,016	4,791	11,054	9,326
Office property, equipment and software	6,728	6,111	13,379	11,984
Federal insurance premium and assessments	3,008	2,664	5,726	4,936
State franchise tax	1,284	1,317	2,410	2,671
Real estate owned expense, net	536	829	1,119	1,880
Other expenses	6,059	5,107	12,466	11,529
Total non-interest expense	49,688	45,294	95,464	90,556
INCOME BEFORE INCOME TAXES	30,626	35,544	62,682	63,880
INCOME TAX EXPENSE	7,312	12,083	19,755	20,809
NET INCOME	$23,314	$23,461	$42,927	$43,071

Earnings per share—basic and diluted	$0.08	$0.08	$0.15	$0.15
Weighted average shares outstanding
Basic	275,656,445	277,787,284	275,737,265	277,857,265
Diluted	277,256,178	279,911,556	277,434,648	280,091,879

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$231,728	$872	1.51%	$208,429	$399	0.77%
Mortgage-backed securities	542,114	2,759	2.04%	526,454	2,198	1.67%
Loans (1)	12,615,707	105,239	3.34%	12,064,232	97,676	3.24%
Federal Home Loan Bank stock	92,643	1,310	5.66%	79,797	810	4.06%
Total interest-earning assets	13,482,192	110,180	3.27%	12,878,912	101,083	3.14%
Noninterest-earning assets	367,342			352,712
Total assets	$13,849,534			$13,231,624
Interest-bearing liabilities:
Checking accounts	$957,316	$224	0.09%	$998,593	$228	0.09%
Savings accounts	1,404,328	492	0.14%	1,527,595	521	0.14%
Certificates of deposit	5,876,746	22,914	1.56%	5,646,584	20,571	1.46%
Borrowed funds	3,722,445	14,852	1.60%	3,202,585	9,477	1.18%
Total interest-bearing liabilities	11,960,835	38,482	1.29%	11,375,357	30,797	1.08%
Noninterest-bearing liabilities	158,421			173,126
Total liabilities	12,119,256			11,548,483
Shareholders’ equity	1,730,278			1,683,141
Total liabilities and shareholders’ equity	$13,849,534			$13,231,624
Net interest income		$71,698			$70,286
Interest rate spread (2)(3)			1.98%			2.06%
Net interest-earning assets (4)	$1,521,357			$1,503,555
Net interest margin (2)(5)		2.13%			2.18%
Average interest-earning assets to average interest-bearing liabilities	112.72%			113.22%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2018			Six Months Ended March 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$235,462	$1,655	1.41%	$205,332	$678	0.66%
Mortgage-backed securities	540,309	5,348	1.98%	524,696	4,051	1.54%
Loans (1)	12,551,282	207,865	3.31%	11,940,505	193,056	3.23%
Federal Home Loan Bank stock	91,523	2,541	5.55%	75,726	1,512	3.99%
Total interest-earning assets	13,418,576	217,409	3.24%	12,746,259	199,297	3.13%
Noninterest-earning assets	372,640			347,888
Total assets	$13,791,216			$13,094,147
Interest-bearing liabilities:
Checking accounts	$963,537	$450	0.09%	$993,922	$458	0.09%
Savings accounts	1,426,300	995	0.14%	1,523,995	1,050	0.14%
Certificates of deposit	5,814,134	45,179	1.55%	5,699,677	41,869	1.47%
Borrowed funds	3,682,829	29,099	1.58%	3,002,292	17,404	1.16%
Total interest-bearing liabilities	11,886,800	75,723	1.27%	11,219,886	60,781	1.08%
Noninterest-bearing liabilities	186,052			198,992
Total liabilities	12,072,852			11,418,878
Shareholders’ equity	1,718,364			1,675,269
Total liabilities and shareholders’ equity	$13,791,216			$13,094,147
Net interest income		$141,686			$138,516
Interest rate spread (2)(3)			1.97%			2.05%
Net interest-earning assets (4)	$1,531,776			$1,526,373
Net interest margin (2)(5)		2.11%			2.17%
Average interest-earning assets to average interest-bearing liabilities	112.89%			113.60%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.